EXHIBIT 4.5

                      Amendment to Asset Purchase Agreement


October 7, 1998                             VIA FACSIMILE  - (203) 348-4106


Michael J. Parrella
President
NCT Audio Products, Inc.
One Dock Street
Suite 300
Stamford, CT  06902

RE:      NCT Audio / Top Source Automotive Transaction

Dear Mike:

     This letter agreement amends the Asset Purchase Agreement (the "Agreement") entered into as of August 14, 1998 by and among Top Source Technologies, Inc. (the "Company"), Top Source Automotive, Inc. ("TSA"), NCT Audio Products, Inc. (the "Buyer") and Noise Cancellation Technology, Inc. (the "Guarantor") by (i) requiring the Buyer to pay all $10,000,000 in cash and thereby eliminating the note; (ii) eliminating the Guarantor's guarantee of the Earn-Out, as defined in the Agreement, and thereby deleting the Guarantor as a party to the Agreement; and (iii) eliminating the option or other right to receive payment of the Earn-Out in Common Stock of the Buyer. In all other respects, the Agreement is ratified and confirmed.

     Please confirm your agreement to the above terms by signing in the places indicated below.

Very truly yours,


David Natan
Vice President and CFO

DN/mtd




We hereby agree to the foregoing amendment.


NCT Audio Products, Inc.                    Noise Cancellation Technology, Inc.

By:   /s/Michael J. Parrella               By: /s/Michael J. Parrella
          Michael J. Parrella                     Michael J. Parrella
          President                               President